Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Performant Financial Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333‑220426 and 333‑206295) on Form S‑8 and (Nos. 333-220423 and 333-200627) on Form S-3 of Performant Financial Corporation and subsidiaries of our report dated March 14, 2018, with respect to the consolidated balance sheet of Performant Financial Corporation as of December 31, 2017, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes and financial statement Schedule II, before the effects of the adjustments and the related required disclosures to retroactively apply the changes in accounting related to the adoption of Financial Accounting Standards Board Accounting Standards Codification Topic 606 "Revenue from Contracts with Customers" and Accounting Standards Update (ASU) 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments” described in Note 1 (l) and (u), which report appears in the December 31, 2018 annual report on Form 10‑K of Performant Financial Corporation.

/s/ KPMG LLP

San Francisco, California
April 1, 2019